Exhibit 23

CONSENT OF KPMG LLP

The Board of Directors
DiamondCluster International, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-31965, No. 333-88155, No. 333-92213, No. 333-50834, No. 333-47830, No. 333-64276, and No. 333-64278) on Form S-8 of DiamondCluster International, Inc. of our report dated May 2, 2002, except as to Note 19, which is as of June 24, 2002, relating to the consolidated balance sheets of DiamondCluster International, Inc. as of March 31, 2002 and 2001, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2002, and the related schedule, which reports appear in the March 31, 2002 annual report on Form 10-K of DiamondCluster International, Inc.

/s/    KPMG LLP

Chicago, Illinois
June 24, 2002